Exhibit (h)(43)

DDJ CAPITAL MANAGEMENT, LLC
130 Turner Street
Building 3, Suite 600
Waltham, MA  02453

May 13, 2015

Mr. Jeremy O. May
President and Chairman
ALPS Series Trust
1290 Broadway, Suite 1100
Denver, CO  80203

Re:	ALPS Series Trust (the “Trust”) – DDJ Opportunistic High Yield Fund (the “Fund”)

Dear Mr. May:

This letter confirms the agreement of DDJ Capital Management, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” that it is entitled to receive from the Fund and to reimburse “Other Expenses” to the extent required.

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Fund (excluding Distribution and Service (12b-1) Fees, Shareholder Servicing Fees, Acquired Fund Fees and Expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) to an annual rate of 0.79% of the Fund’s average daily net assets for each of the Institutional Class, Class I and Class II shares through January 31, 2017.  The Adviser will reduce the fee payable with respect to the Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess.  If applicable, the waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Trust shall invoice the Adviser with respect to any such reimbursement amounts owed by the Adviser to the Trust.  Any such invoices are payable upon receipt.  Invoices should be delivered via email to the Adviser at accountspayable@ddjcap.com, or such other email address as the Adviser may instruct the Trust.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of May 13, 2015 and shall continue at least through January 31, 2017.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements.  Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

DDJ CAPITAL MANAGEMENT, LLC

By:	/s/ David J. Breazzano
Name:	David J. Breazzano
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

ALPS SERIES TRUST

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

2